Exhibit 99.1

Media Inquiries:
Ron Sinclair	David Coburn
American Tire Distributors	Luquire George Andrews, Inc.
(704) 992-2000	(704) 552-6565
rsinclair@atd-us.com	coburn@lgapr.com

AMERICAN TIRE DISTRIBUTORS, INC. ANNOUNCES ACQUISITION

OF NORTH CENTRAL TIRE GROUP

CHARLOTTE, N.C. (April 18, 2011) – American Tire Distributors, Inc. (“ATD”) announced today that it has executed an agreement to purchase the capital stock of North Central Tire Group (“NCT”). ATD expects the transaction to close on April 29, 2011.

NCT serviced over 2,700 customers from three distribution centers located in Canton, Ohio, Cincinnati, Ohio, and Rochester, New York. This acquisition will strengthen ATD’s market position in Ohio and western New York. NCT did not own retail stores and, like ATD, focused their resources on their distribution infrastructure and delivering outstanding customer service.

“North Central Tire developed a well-respected distribution business in their market,” said William “Bill” Berry, President and Chief Executive Officer of American Tire Distributors. “ATD looks forward to building on their records of success by offering an unmatched breadth and depth of product, a strong array of dealer marketing programs, and unsurpassed customer service.”

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 90 distribution centers servicing 39 states. The company focuses on helping tire and wheel retail dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs over 2,500 employees across its nationwide distribution center network, including 250 people in its Charlotte-area field support center, distribution center and regional hub.

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